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                                                                    EXHIBIT 4.18

The following schedule sets forth the noteholders and amounts of such notes issued pursuant to the Convertible Promissory Notes dated December 1, 1998:

          Noteholder                                        Amount
J. Eric May Trustee Under Declaration of Trust
  Dated 8/28/90, as amended 11/1/94                         $250,000
James A. Nichols                                             250,000
Globus Family Capital                                        125,000
Richard D. Globus                                             62,500
Stephen E. Globus                                             62,500
                                                            --------

Total                                                       $750,000
                                                            ========

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THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED
(THE "SECURITIES ACT"), OR UNDER ANY OTHER SECURITIES LAWS. IT MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE PAYOR THAT SUCH REGISTRATION IS NOT REQUIRED.

                           CONVERTIBLE PROMISSORY NOTE

$______________                                              December 1, 1998
                                                             Ann Arbor, Michigan

         FOR VALUE RECEIVED, the undersigned, Nematron Corporation, a Michigan corporation (the "Payor"), hereby promises to pay to _________________, an individual [corporation] (the "Payee"), at ____________________________________,
or at such other place or places as the Payee may designate from time to time in writing to the Payor, in lawful money of the United States of America and in immediately available funds, the aggregate principal sum of _____________________________ ($_____________), and to pay interest on the outstanding principal balance at the rate of seven percent (7%) per annum, and after maturity or the occurrence of an event of default hereunder, at the rate of nine percent (9%) per annum. The payment of the principal and all accrued and unpaid interest thereon shall be due and payable on March 31, 1999 (the "Maturity Date"). Interest shall be charged on the basis of a year of 365 days.

         This Note may be prepaid at any time and from time to time, in whole but not in part, without penalty or premium, upon five (5) days prior written notice from the Payor to the Payee, unless, prior to such repayment, Payee provides notice to Payor of its intent to exercise its conversion rights provided in the third paragraph of this note (Payee's notice of intent to exercise its conversion rights shall be effective notwithstanding Payor's notice of intent to repay). This Note shall be payable or prepayable, at the sole discretion of the Payor, in cash or the Payor's common stock ("Common Stock"). For the purpose of payment or prepayment of this Note, Common Stock shall be valued at $.25 per share (the "Payment and Conversion Price").

         Subject to the terms and conditions set forth herein, the principal and interest due and payable under this Note may be converted by Payee, in whole or in part, into Common Stock upon fifteen (15) days prior written notice from the Payee to the Payor and prior to the earlier of (i) the Maturity Date or (ii) the prepayment in whole of this Note. The number of shares of Common Stock issuable upon such conversion shall be the principal and interest then due and payable under this Note divided by the Payment and Conversion Price, rounded down to the nearest whole share. No fractional shares shall be issued upon conversion of this Note. In the event any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting Common Stock occurs after the date hereof and prior to the Maturity Date, an equivalent adjustment shall be made in the aggregate number of shares which may be delivered upon conversion hereunder. Notwithstanding the foregoing provisions of this paragraph, the Payor shall not be required to issue more than _________ shares of Common Stock to the Payee pursuant to this paragraph unless the issuance of any additional shares (if aggregated with all other issuances and potential issuances of Common Stock pursuant to this Note and the other notes issued by the Payor on the date hereof and upon exercise of the Options granted pursuant to this Note and the other notes issued by the Payor on the date hereof) has been approved by the shareholders of the Payor to the extent required by applicable law, Payor's organizational documents or the rules of the Nasdaq Stock Market (the "Required Approval"). Any portion of the principal or interest under this Note which Payee attempts to convert into Common Stock but which cannot be converted due to the limitation in the immediately preceding sentence shall remain outstanding under this Note until otherwise paid, prepaid or converted.

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         The Payor agrees to file one registration statement with the Securities and Exchange Commission to register the shares of its Common Stock issued upon payment or conversion of this Note (if any), including the shares issued pursuant to the Option granted in the tenth paragraph of this Note, following the issuance of such shares, in accordance with the terms and subject to the conditions of a registration rights agreement to be negotiated and entered into by the Payor and the Payee in a form reasonably satisfactory to both parties. Payor's failure to comply with the foregoing obligation to register such shares or the obligations in such registration rights agreement shall constitute an event of default under this Note.


         THE PAYOR AND THE PAYEE, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS NOTE, OR ANY COURSE OF CONDUCT, DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER OF THEM. NEITHER THE PAYOR NOR THE PAYEE SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

         The undersigned Payor hereby waives demand, presentment, protest, dishonor and notice of dishonor in connection with this Note.

         In the event any action is taken to collect or enforce the indebtedness evidenced by this Note or any part thereof, the undersigned agrees to pay, in addition to the principal and interest due and payable hereon, all reasonable costs of collecting this Note, including reasonable attorneys' fees and expenses.

         Acceptance by the Payee of any payment in an amount less than the amount then due and owing shall be deemed an acceptance on account only, and the failure to pay the entire amount then due and owing shall cause the Payor to remain in default.

         This Note and the Option granted below may not be sold, assigned or otherwise transferred without the prior written consent of Payor, which consent shall not be unreasonably withheld. In all events, a transfer to Payee's revocable living trust shall be allowed after written notice provided to the Payor.

         This Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan as to notes made and performed entirely within such State and without giving effect to choice of law principles of such State.

         Payor hereby grants to Payee a fully paid option to purchase a convertible promissory note of the Payor (the "Option Note") with a principal amount of $____________ (the "Option Principal Amount"), having substantially the same terms as this Note (but excluding the terms relating to this option) and convertible into a total of _____________ shares (the "Option Shares") of Common Stock at $.25 per share (the "Option") upon the following terms and conditions: (1) The Option may be exercised in whole, but not in part, at any time after the date hereof until 5:00 p.m. Eastern Standard Time on January 31, 1999 (the "Expiration Time"); (2) The Option may be exercised only upon written notice of such exercise (stating the name and address, amount of subscription and social security number (or EIN) of such investor) accompanied by payment in full by a wire transfer, in immediately available funds to a bank account designated by the Payor, of an amount equal to the Option Principal Amount; (3) If the Option is exercised, Payee shall be deemed to have represented that the Option Note and the Option Shares have been purchased for Payee's own account, or as the case may be, for the accounts of the Payee's designee as provided herein, and not for the purpose of resale or distribution; (4) If the Option is exercised, Payee shall be deemed to have acknowledged that the Option Note and the Option Shares have not been

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registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any other securities laws and may not be sold or offered for sale in the absence of an effective registration statement as to the Option Note and the Option Shares under the Securities Act or an opinion of counsel reasonably satisfactory to the Payor that such registration is not required. This Note was entered into as a last resort and in good faith. Payor will not solicit from third parties offers or solicitations of offers for purchase of shares until the Required Approvals are received or rejected; provided that Payor shall be permitted to solicit offers to purchase additional Option Notes as long as such Option Notes when sold do not have an aggregate principal amount, together with the Option Notes issued upon exercise of the Options granted pursuant to this Note and the other notes issued by Payor on the date hereof, exceeding $3 million; and further provided, that Payor's Board of Directors, on behalf of Payor, may furnish information and may participate in discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participate in such negotiations or discussions would cause the directors to breach their fiduciary duties to Payor's shareholders under applicable law.

         Notwithstanding any provision in this Note to the contrary, Payor shall not be required to issue any shares of Common Stock in excess of the number of shares referenced in the third paragraph of this Note if any Required Approval has not been received or if such issuance would constitute a violation of any applicable Federal or state securities law or any other law or regulation. If shareholder approval is required, Payor agrees to seek, as soon a practicable following execution of this Promissory Note, the approval of its shareholders of the issuance of any such shares to the extent required by applicable law, Payor's organizational documents or the rules of the Nasdaq Stock Market.


NEMATRON CORPORATION



_______________________________________
By: Matthew S. Galvez, President


ACCEPTED AND AGREED:


_______________________________________ [Payee]

By: ___________________________________ [Signature]

Name: _________________________________

Its: __________________________________

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